CPO For Immediate Release

Terremark Announces Preliminary Results for Year Ended
March 31, 2005 and 10-K Filing Date

MIAMI, FL., June 15, 2005- Terremark Worldwide, Inc. (AMEX:TWW) today announced that it has filed, as provided for under SEC regulations, Form 12b-25 to allow an additional 15 days for the Company to complete its Annual Report on Form 10-K, including the necessary assessment processes required by Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations.

The Company currently estimates that it will report the following results for the year and quarter ended March 31, 2005 ($’s in millions):

	Year	Quarter
Revenue	$48	$13
Loss from operations	$(14)	$(2)
EBITDA (loss), as adjusted*	$(8)	$0
Net loss	$(10)	$(7)

These preliminary results for revenue and EBITDA loss, as adjusted* are within the range of financial guidance previously issued by the company.

*EBITDA loss as adjusted is defined as loss from operations less depreciation, amortization and stock based compensation. Depreciation and amortization is estimated at $6 million and $2 million for the year and quarter ended March 31, 2005. As discussed below, given that the Company has not yet completed the preparation of its financials statements, the above estimates are subject to change.

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The Company expects to file the 10-K on, or before, June 29, and will hold a conference call on Thursday, June 30, 2005 at 11:00 a.m. (EDT). The Company will discuss results for the year ended March 31, 2005 and its outlook for the 2006 fiscal year. Details on call-in information will be forthcoming.

Terremark is currently finalizing its financial statements and related disclosures for inclusion in the Company’s Annual Report on Form 10-K for the year ended March 31, 2005 and the required assessment of its internal control over financial reporting as of March 31, 2005, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Terremark has dedicated significant resources to the completion of its financial statements and assessment of its internal control over financial reporting and has made substantial progress. Despite this, there have been delays in completing the 404 assessment process, the financial statements and related Form 10-K filing, primarily attributable to the complex nature of the new requirements under Section 404 of the Sarbanes-Oxley Act and the resource constraints created by such requirements. Terremark continues to dedicate significant resources to the completion of its internal control assessment and the preparation of its financial statements, and currently anticipates filing the Form 10-K on or before the extended deadline of June 29, 2005, but may be unable to do so.

In connection with management’s assessment of its internal control over financial reporting, which is not complete, management has identified numerous internal control deficiencies and is in the process of evaluating the significance of the control deficiencies identified to date that existed at March 31, 2005. Terremark’s management has not, at present, concluded whether any material weaknesses existed in its internal control over financial reporting as of March 31, 2005. However, as management completes its assessment of internal control over financial reporting, it may conclude that certain of the control deficiencies identified, individually or in the aggregate, constitute a material weakness. If a material weakness existed as of March 31, 2005, management will be required to conclude, and report in its 2005 Form 10-K, that the internal controls over financial reporting were not effective at March 31, 2005. In such event, Terremark anticipates that its independent registered public accounting firm would issue an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of March 31, 2005.

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About Terremark Worldwide, Inc.:

Terremark Worldwide, Inc. (AMEX:TWW) operates Internet exchange points from which it provides colocation, interconnection and managed services to the government and commercial sectors. The company’s Internet exchange point facilities, or IXs, are strategically located in Miami, Florida; Santa Clara, California; Madrid, Spain and Sao Paulo, Brazil and allow networks to interconnect and exchange Internet and telecommunications traffic. Terremark’s flagship facility, the NAP of the Americas, in Miami, Florida was designed and built to disaster-resistant standards with maximum security to house mission-critical systems infrastructure. The company’s secure presence in Miami, a key gateway to North American, Latin America and European telecommunications networks, has enabled it to establish customer relationships with U.S. Federal government agencies, including the Department of State and the Department of Defense. Terremark is headquartered at 2601 S. Bayshore Drive, 9th Floor, Miami Florida USA, (305) 856-3200. More information about Terremark Worldwide Inc. can be found at www.terremark.com

Statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Terremark’s actual results may differ materially from those set forth in the forward-looking statements due to a number of risks, uncertainties and other factors, as discussed in Terremark’s filings with the SEC, including those factors, risks and uncertainties identified in the “Risk Factors” section of the company’s most recent registration statement on Form S-1/A, as filed with the Securities and Exchange Commission on April 13, 2004. These factors include, without limitation, Terremark’s ability to obtain funding for its business plans, uncertainty in the demand for Terremark’s services or products and Terremark’s ability to manage its growth. Terremark undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

For more information contact:

Terremark Worldwide, Inc.
Sandra B. Gonzalez-Levy
305-860-7829
sgonzalez-levy@terremark.com

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